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                                                                  EXHIBIT 99.1


                                  register (tm)
                                     .com
                                the first step on the web

FOR IMMEDIATE RELEASE

               Register.com Announces Acquisition of Afternic.com

 Leading Competitive Registrar and Leading Provider of Secondary Domain Names
      Team Up to Create Comprehensive Domain Name Registration Marketplace

New York, NY - September 15, 2000 -- Register.com, Inc. (Nasdaq: RCOM), a leading Internet domain name registrar, and Afternic.com, a leading provider of domain name resale services, today announced that register.com has signed a definitive agreement to acquire Afternic.com.

Under the terms of the agreement, register.com will issue 4.38 million shares of common stock and pay $10 million in cash. The transaction will be accounted for as a purchase and is expected to close today. Upon the close of the transaction, Afternic.com will become a wholly-owned subsidiary of register.com. All Afternic.com employees will be offered positions with this subsidiary. A portion of the 4.38 million shares and the $10 million cash being paid is to satisfy existing Afternic.com obligations.

This strategic move will enable register.com to leverage its strong brand, comprehensive resources and extensive buyer base to realize new business opportunities within the domain name resale market, a key growth area. By acquiring Afternic.com, a leader in this market, register.com will gain fast entry in a sector that complements its current offerings.

With Afternic.com, register.com will be able to offer all users a one-stop source for domain name services. Register.com currently provides individuals, businesses and ISPs with a suite of domain name services, including registration, renewal, management, Web site development, and escrow services. Afternic.com provides domain resale services including, auctions and appraisals to individuals and businesses of all sizes. The company has over 800,000 names offered in auction and has completed over 1,000 secondary domain name transactions.

"Afternic.com is clearly a leader in a burgeoning marketplace, with an exceptional brand, superior technology and extensive network of relationships with domain name registration sellers," said Richard Forman, President and CEO of register.com. "This combination marries our expertise in servicing buyers with the proven track record of Afternic.com in attracting sellers, and gives register.com a significant foothold and competitive advantage in the emerging secondary domain name market. We intend to leverage our expertise to expand register.com's offerings to its customers."

"We're very excited about joining the register.com team and the possibilities it will create for both businesses," Jon Whelan, co-CEO of Afternic.com, commented. "Our strong belief in the register.com brand, whose reputation as a trusted industry resource, is one of the primary reasons for our teaming together. We

                               register.com, inc.
    575 Eighth Avenue, 11th Floor, New York, NY 10018 Phone: (212) 798-9100

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look forward to bringing added value to our many customers, and to providing a superior and responsible industry resource for domain name registration and the most comprehensive array of domain name services."

Jon Whelan, Co-CEO of Afternic is being named Managing Director, Secondary Market Development & Sales and Chris Maroney, Co-CEO of Afternic.com, is being appointed Managing Director, Secondary Market Operations.

Register.com will web-cast a conference call at 11:30 AM EDT today which will be accessible through the company's investor relations website:
http://investor.register.com. The call will be available for replay beginning at 1:30 PM EDT.

About register.com

Register.com, Inc. (www.register.com) provides domain name registration and other Internet services for individuals and businesses that wish to have a unique address and a branded identity on the Internet. Register.com also provides telcos, ISPs and other online businesses and communities with the ability to offer, brand and manage their own unique version of the register.com domain registration and Web site creation services.

The first registrar to compete in the domain registration market after the US government deregulated the industry in 1999, register.com has registered over 2 million domain names. The company was founded in 1994 and is based in New York City. For investor information, visit our Web site at http://investor.register.com.

About Afternic.com

In just nine months of operation, Afternic.com has become a leading destination on the Web for aftermarket domain name sales, acquisition, and research. Buyers and Sellers are able to value domain name assets, place automatic bids, track auction activity, and manage complex domain name portfolios. Afternic.com currently lists over 800,000 names for sale and the site's 80,000 members have created over 1,000 unique valuation models, and made over one million community appraisals, making Afternic.com the leading domain name valuation resource on the Internet. Adding to Afternic.com's attractiveness are industry news and topical discussion forums. All transactions are protected by Afternic.com's exclusive registration transfer process, DNescrow(TM).

Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, potential volatility in register.com's stock price, uncertainty of future revenue and profitability, uncertainty of regulation related to the domain registration business and the Internet generally, increasing competition in the domain name registration business, customer acceptance of new products and services offered by the company in addition to or as enhancements of its registration services and the rate of growth of the Internet and online commerce, and other factors detailed in our filings with the Securities and
Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended June 30, 2000.
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===========================================================================================================
Public Relations Contacts:                                                      Investor Relations Contact:

Shonna Keogan              Valerie Kristlibas        Rob Balazy                 Stephanie Marks
212-798-9149               212-798-9114              212-201-2003               212-798-9169
skeogan@register.com       vkristlibas@register.com  robertb@afternic.com       smarks@register.com



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